Exhibit 99.1

Atlas Pipeline Partners, L.P.

To Acquire Eagle Ford Midstream Business For $1 Billion From TEAK Midstream

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APL introduces 2014 EBITDA guidance of $450 to $500 million and distributions of between $2.75 and $2.85 per limited partner unit – does not include any future unannounced organic growth projects on its legacy business

•	TEAK’s run-rate fourth quarter 2014 EBITDA is expected to be $160 million – currently approximately 80% fee-based

•	TEAK assets include a large rich gas header pipeline with 750 MMcfd of throughput capacity through core producing counties including Dimmit, La Salle, McMullen, and Karnes counties in Texas

•	Significantly increases pro forma cash flow of APL to approximately 50% fixed-fee by the end of 2014

PHILADELPHIA, April 16, 2013 /PRNewswire/ – Atlas Pipeline Partners, L.P. (NYSE: APL) (“APL”, “Atlas Pipeline”, or the “Partnership”) announced today that the Partnership has executed a definitive agreement to acquire 100% of the equity interests of TEAK Midstream, L.L.C. (“TEAK”), a privately owned midstream operator, for $1 billion in cash. TEAK is a natural gas gathering and processing company with assets located in the core of the Eagle Ford Shale, a liquids-rich, highly prolific oil and gas area of south Texas. The transaction is expected to close in the second quarter of 2013 and is subject to certain regulatory approvals and customary closing conditions.

Highlights

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The assets being acquired include a 200 MMcfd cryogenic processing plant (“Silver Oak I”), 265 miles of 20”-24” high pressure rich gas gathering lines with 750 MMcfd of throughput capacity, and a second 200 MMcfd cryogenic processing plant (“Silver Oak II”), which is expected to be delivered to the Partnership for installation in May of 2013 and be in service during the first quarter of 2014.

•	Total capital expenditures associated with the build-out of Silver Oak II and other projects are expected to be approximately $100 million over the next year.

•	Approximately 80% of TEAK’s current gross margin is derived from fixed fee contracts, with the majority of those volumes under minimum volume commitments.

•	Pro forma for the transaction, the overall cash flow mix to the Partnership is expected to be over 50% fixed fee by the end of 2014.

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The Partnership expects further expansion of the acquired Eagle Ford assets beyond 2014, including the potential to add a third 200 MMcfd processing facility and additional gathering pipelines among other projects.

•	Management will discuss the acquisition on the first quarter earnings call scheduled for April 30, 2013

Eugene Dubay, Chief Executive Officer of the Partnership, commented, “We are very excited about the acquisition of TEAK Midstream. We have been looking at the Eagle Ford shale for a number of years and are fortunate to have found what we believe is the ideal entry point. TEAK’s assets are the highest quality and best positioned for growth with minimal capital requirements. The assets are new, highly efficient, and are located in the heart of one of the most prolific plays in North America. The addition of the TEAK assets will not only diversify the Partnership’s cash flows by adding a highly attractive new area of operations, but it has a large amount of embedded organic growth, which could more than triple the size of the complex, as it looks today. This purchase fits well with our strategy of having scale as a gathering and processing midstream company in highly attractive, liquids-rich areas with significant producer activity and organic growth opportunities. We would like to welcome all of the employees from TEAK to Atlas Pipeline and also thank all of our stakeholders for their continued support.”

Upon the closing of this transaction, the Partnership will own 100% of the following TEAK assets:

•	200 MMcfd of cryogenic processing capacity;

•	A second 200 MMcfd cryogenic processing facility to be in service in the first quarter of 2014

•	265 miles of primarily 20” to 24” gathering and residue lines with 750 MMcfd of throughput capacity; and

•	275 miles of low pressure gathering lines

Additionally, the Partnership will acquire a 50%-75% interest in various joint venture agreements that currently exist between TEAK and TexStar Midstream Services, L.P. (“TexStar”). It is anticipated that the Partnership will be the operator of the joint venture assets following the transaction, which include:

•	235 miles of pipeline, including rich gas gathering, header, and residue pipelines;

•	3 miles of NGL pipeline; and

•	A Co-Gen facility, which will produce power for the Silver Oak complex as well as the ability to sell power to third-parties and back to the grid during peak season

As previously mentioned, the Silver Oak processing complex is expected to expand in early 2014 by installing a new 200 MMcfd facility, the Silver Oak II plant, and potentially expand further thereafter by adding an additional 200 MMcfd facility. Any expansions will be 100% owned and operated by Atlas Pipeline.

Atlas Pipeline has secured financing for the acquisition through a $400 million Series D Convertible Preferred issuance (“Preferred”) as well as through committed bank financing from Citigroup and Wells Fargo. The Preferred issuance will pay distributions in the form of incremental additional Preferred units that equal the common equity yield at the time of each quarter’s record date plus a specified premium. The Preferred is convertible to common limited partner units at the Partnership’s option after the first anniversary of the issuance, and mandatorily convertible into common limited partner units end of eight full calendar quarters following the issuance. Upon conversion, the Preferred units will covert to common limited partner units on a one-to-one basis.

Please note that forecasted guidance in this press release is based on various assumptions, including, among others, the Partnership’s expected cost and timing for completion of its announced capital expenditure program, timing of incremental volumes on its gathering and processing systems, known contract structures, scheduled maintenance of facilities including those of third-parties that impact the Partnership’s operations, estimated interest rates, and budgeted operating and general administrative costs. Management does not forecast certain items, including GAAP revenues, depreciation, amortization, and non-cash changes in derivatives, and therefore is unable to provide forecasted Net Income, a comparable GAAP measure, for the periods presented. The reconciling items between these non-GAAP measures and Net Income are expected to be similar to those for the current periods presented and are not expected to be significant to the Partnership’s cash flows.

Citigroup acted as financial advisor on the transaction and was the Sole Placement Agent on the $400mm Preferred. Jones Day (Houston) and Ledgewood (Philadelphia) acted as legal advisors on the transaction.

Interested parties are invited to access the live webcast of an investor call with management regarding the TEAK transaction as part of the Partnership’s first quarter 2013 results on Tuesday, April 30, 2013 at 10:00 am ET by going to the Investor Relations section of the Partnership’s website at www.atlaspipeline.com. An audio replay of the conference call will also be available beginning at 12:00 pm ET on Tuesday, April 30, 2013. To access the replay, dial 1-888-286-8010 and enter conference code 32722721.

Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the gathering and processing segments of the midstream natural gas industry. In Oklahoma, southern Kansas, northern and western Texas, and Tennessee, APL owns and operates 13 active gas processing plants, 18 gas treating facilities, as well as approximately 10,600 miles of active intrastate gas gathering pipeline. APL also has a 20% interest in West Texas LPG Pipeline Limited Partnership, which is operated by Chevron Corporation. For more information, visit the Partnership’s website at www.atlaspipeline.com or contact IR@atlaspipeline.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 9% limited partner interest. Additionally, Atlas Energy owns all of the general partner Class A units and incentive distribution rights and an approximate 43% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. For more information, please visit the Partnership’s website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Pipeline does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in commodity process and local or national economic conditions and other risks detailed from time to time in Atlas Pipeline’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Contact:	Matthew Skelly
Vice President
Investor Relations
1845 Walnut Street
Philadelphia, PA 19103
(877) 950-7473
(215) 561-5692 (facsimile)

SOURCE Atlas Pipeline Partners, L.P.